Professional Conduct Policy and Code of Ethics

Summary

Edgewater Foods International, Inc. (“EDGEWATER”) employees, agents, representatives and contract workers (collectively referred to as "employees" or “EDGEWATER employees” for purposes of this policy) in all geographic locations are individually responsible for maintaining the highest standards of ethical conduct as well as personal and professional integrity. Employees should avoid any activity that conflicts with, or appears to conflict with, the interest of EDGEWATER, its employees, its shareholders or the public as determined by EDGEWATER ’s senior management, and as stated in this Professional Conduct Policy and Code of Ethics (the “Policy and Code”). Employees are expected to act in a responsible manner that preserves EDGEWATER ’s reputation for honesty, integrity and the highest professional ethics.

Scope

This Policy and Code should be provided to and followed by all EDGEWATER employees, including agents, representatives and consultants. This policy establishes general guidelines for employee conduct and ethics for all EDGEWATER employees in all geographic locations. It does not cover every issue that may arise, but it sets out basic principles to guide all EDGEWATER employees. All EDGEWATER employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Policy and Code, employees must comply with the law. If a local custom or policy conflicts with this Policy and Code, employees must comply with the Policy and Code. If questions arise about these conflicts, employees should follow the guidelines described under the “Compliance Procedures” below.

Those who violate the standards in this Policy and Code will be subject to disciplinary action up to and including Termination of Employment. If employees are in a situation they believe may violate or lead to a violation of this Policy and Code, they should follow the guidelines described below under the heading “Compliance Procedures.”

Responsibilities

Employee responsibility: It is the duty and responsibility of every employee to be aware of and abide by laws applicable to them, their job and EDGEWATER 's existing policies and procedures. EDGEWATER ’s Policies and Procedures are available via the Web and EDGEWATER management. If an employee has a question about EDGEWATER ’s Policies or Procedures or about applicable laws, they should follow the guidelines described under the heading “Compliance Procedures.”  It is also the responsibility of employees to perform their duties to the best of their ability and according to these standards.

Officer, director, manager and supervisor responsibility: Managers and above have the same responsibilities as other employees, as well as the additional responsibility of correcting an employee’s behavior in an objective and unbiased manner. When correcting an employee, the manager should evaluate whether the employee has been given proper instructions, orientation and training and is aware of job expectations. Managers should use performance patterns, multiple incidents and basic overall understanding of each situation in evaluating an employee’s ability to meet his or her responsibilities.

Compliance and Prohibited Conduct

This Policy and Code prohibits all personal and/or business practices that are unethical, illegal, inappropriate, or irresponsible or that may cause harm to EDGEWATER, its employees, business partners, customers or the public. Employees are prohibited from benefiting personally from inappropriate gifts, money, favors, etc., at any time and at any level within the company. Additionally, this Policy and Code prohibits personal use of corporate property, and company information, as well as use of position for personal gain of any kind. Employees should protect EDGEWATER assets and take every precaution to ensure they are used for legitimate business purposes only. Employees owe a duty to legitimate interests when the opportunity to do so arises.

Obeying the law, both in letter and in spirit, is the foundation on which EDGEWATER ’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which EDGEWATER operates. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.  Employees with questions about these laws should follow the guidelines described under the heading “Compliance Procedures.”

It is the responsibility of every employee to be aware of and not participate in any prohibited or inappropriate activities, including but not limited to:

•

Violations of EDGEWATER policies, guidelines and safety rules;

•

Falsifying, altering, destroying or misrepresenting company records, financial statements, and/or business expenses;

•

Criminal conduct;

•

Possession of firearms or other weapons on work premises or when acting within the scope of EDGEWATER duties;

•

Any form of harassment or discrimination related to any employee's race, religion, sex, age, national origin, citizen status, veteran status, marital status, sexual orientation, physical or mental disability;

•

Bodily assault upon any person on EDGEWATER property;

•

Conflicts of interest (see "Conflicts of Interest" section);

•

Violations of anti-trust laws;

•

Violations of EDGEWATER Securities Trading Policy;

•

Disclosing and/or using “inside” information that is not generally known to the public and that could influence a person or business decision to buy, sell, or hold EDGEWATER stock;

•

Although employees are encouraged to be socially responsible and politically active, employees may not contribute funds, assets or services for or on behalf of EDGEWATER to any political candidates, party, charity or similar organizations, unless such contribution is expressly permitted by law and authorized by EDGEWATER;

•

Unauthorized use, misuse or misappropriation of EDGEWATER -owned or leased equipment and assets;

•

Unauthorized non-business use of EDGEWATER properties or facilities;

•

Violations of the appropriate regional EDGEWATER Travel and Expense Policy;

•

Misuse of EDGEWATER -sponsored credit cards, including procurement cards and central billing accounts;

•

Inappropriate relationships with vendors, suppliers and customers, including "side deals" or improper contractual provisions;

•

The acceptance or offering of inappropriate gifts or payments (see "Restrictions on Receiving/Offering Gratuities" below);

•

Accepting discounts on personal purchases of a supplier’s or customer’s products and/or services, unless such discounts are offered to all EDGEWATER employees or members of the general public;

•

Solicitations of any type by employees or organizations during working hours or on EDGEWATER premises relating to non-EDGEWATER sponsored organizations or events, except with the prior written approval of the employee's director or manager;

•

Insubordination or use of abusive, threatening or obscene language; and

•

Behavior unbefitting the position.

EDGEWATER reserves the right to administer appropriate disciplinary action for all forms of misconduct or inappropriate behavior, including but not limited to demotion, oral and written warnings, suspension with or without pay, legal remedies and termination. Each situation will be evaluated on an individual basis. Violations of this Policy and Code may result in disciplinary action up to and including termination of employment or contract assignment.

Conflicts of Interest

A “conflict of interest” exists when an employee's personal interest interferes in any way with the interests of EDGEWATER. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her EDGEWATER work objectively and effectively. Conflicts of interest may also arise when an employee or a member of an employee’s family receives improper personal benefits as a result of the employee’s position in the company. Loans to, or guarantees of obligations of, an employee or an employee’s family member may create conflicts of interest.

It is almost always a conflict of interest for an EDGEWATER employee to work simultaneously for a competitor, customer or supplier. Employees are not allowed to work for a competitor as a consultant or board member. The best practice is to avoid any direct or indirect business connection with EDGEWATER ’s competitors, customers or suppliers, except on EDGEWATER ’s behalf.

Conflicts of interest are prohibited as a matter of EDGEWATER policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be immediately evident. Employees with questions and employees who become aware of a conflict or potential conflict should follow the procedures described below under the heading “Compliance Procedures.”

Restrictions on Receiving Gratuities

Employees may, within limitations, accept meals, entertainment, non-cash gifts, discounts or promotional items (collectively referred to as "gratuities") of modest value (less than $100 USD) when such acceptance is directly connected with business discussions. Such items must be lawful, unsolicited, infrequently provided and in accordance with customary and acceptable business practices. Acceptance of gratuities having a value greater than $100 USD is permissible only with written approval of the employee's senior supervisor.

Employees may accept promotional expenses (such as travel, hotel and meals) offered by a firm doing or seeking to do business with EDGEWATER as long as the expenses are reasonable, approved in writing by the appropriate EDGEWATER senior supervisor and either directly related to the promotion, demonstration or explanation of products or services offered by EDGEWATER or provided in connection with the provision of technical training.

Neither employees nor their family members may ever accept any gift of cash, cash equivalents, credit cards, loans or securities from any person or firm doing, or seeking to do, business with EDGEWATER unless such activities meet the guidelines contained in this Policy and Code.

Restrictions on Offering Gratuities

Except for published or customary product discounts or other contractual incentives, EDGEWATER employees are not to give, offer or promise, directly or indirectly, anything of value to any representative of a customer, potential customer, financial institution, government employee or other party in connection with any transaction or business that EDGEWATER may have with such party, without the approval of the appropriate senior supervisor.  Meals and entertainment, such as golf outings, may be appropriate if they are infrequent, in accordance with customary and acceptable business practices and approved by the appropriate management. Employees must ensure that all expenditures are properly documented and aligned with the EDGEWATER Expense Reporting Guidelines.

Employees may pay the expenses (such as travel, hotel and meals) of a customer or potential customer, as long as such expenses are reasonable and either directly related to the promotion, demonstration or explanation of EDGEWATER products or services or provide technical training. The appropriate EDGEWATER management level must approve these payments. Payments or gifts must not violate the local laws of the host country or the U.S. Foreign Corrupt Practices Act. (See guidance below.)

Door prizes and attendance gifts presented at trade shows or customer meetings should be within customary and acceptable business practices and approved by the appropriate senior supervisor.

Special Restrictions with Respect to Government Officials

Regardless of geographical location, no EDGEWATER employee or consultant may give or offer anything of value to a foreign government official in order to obtain and/or retain business. The U.S. Foreign Corrupt Practices Act (FCPA) prohibits payments or gifts to government officials outside of the U.S. for the purposes of obtaining or retaining business, even if the payment or gift is legal in the host country. The FCPA applies to both domestic and foreign business operations of U.S. companies and imposes severe criminal and civil penalties against individuals and companies who violate this law. All EDGEWATER employees, domestic and foreign, engaged in business transactions outside of the United States must comply with the FCPA in all respects. The FCPA does, however, contain explicit exceptions allowing for "facilitating payments" for "routine" government actions, such as:

•

Providing expedited deliveries or obtaining permits or licenses;

•

Processing governmental papers;

•

Providing utilities services; or

•

Loading or unloading of goods.

These facilitating payments are normally small in value. Large payments create the perception that the payment is not merely for a routine matter.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government, of a gift, favor or other gratuity in violation of these rules would not only violate EDGEWATER policy but also could be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Employees who need guidance in this area should follow the procedures described under “Compliance Procedures” below.

Payments to Agents

The FCPA prohibits corrupt payments through intermediaries. It is unlawful to make a payment to a third party while knowing that all or a portion of the payment will go directly or indirectly to a foreign official. If an employee has reason to believe that an agent may be making illegal payments or if circumstances are such that the employee should have known that the agent was acting improperly, then the employee can be deemed as having “knowledge” and be liable for the agent’s violations. If the agent’s fees appear too high for the work performed or if commissions are requested in cash only or to be paid indirectly to others, then further investigation may be necessary. Accordingly, employees should diligently satisfy themselves that their agents, as well as EDGEWATER ’s agents, are not likely to make any illegal payments in order to obtain business. Employees should keep records of all payments to agents in reasonable detail to fairly reflect the transactions.

Good Judgment, Common Sense, and Fair Dealings

EDGEWATER employees are expected to use good judgment and common sense to avoid acts that would jeopardize their own integrity or EDGEWATER ’s integrity. If in doubt, follow the procedures under “Compliance Procedures” below, and avoid taking actions that would put EDGEWATER at risk.

EDGEWATER employees should endeavor to work fairly with EDGEWATER 's customers, suppliers, competitors and other employees. No EDGEWATER employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or other intentional unfair-dealing practices.

Financial Reports and Public Disclosure

It is EDGEWATER ’s policy to comply fully with all applicable laws and regulations promulgated by the Securities and Exchange Commission (the “SEC”). EDGEWATER ’s officers shall provide full, fair, accurate, timely and understandable disclosure in reports and documents that EDGEWATER files with or submits to the SEC and in other public communications made by EDGEWATER.

Waivers of the Policy and Code

Any waiver of this Policy and Code may be made only by the Board of Directors or a Board committee and must be promptly disclosed as required by law or stock exchange regulations.

Reporting Suspected Inappropriate Behavior

EDGEWATER requires employees to immediately report known and/or suspected violations of this policy in accordance with the procedures described under “Compliance Procedures” below. EDGEWATER will not allow retaliation against employees who in good faith report suspected inappropriate behavior. Additionally, any EDGEWATER employee who is aware of inappropriate activity or violations but does not report such information as stated herein may be subject to disciplinary action up to and including termination of employment or legal action.

Compliance Procedures

Employees must all work to ensure prompt and consistent action against violations of this Policy and Code. However, in some situations it is difficult to know right from wrong. Because it is impossible to anticipate every situation that may arise, it is important to have a way to approach a new question or problem. These are the steps to keep in mind:

•

Individuals having information of known or suspected violations should handle the information in a discreet, confidential manner and should not attempt to investigate or verify the information before reporting it.

•

Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•

Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•

Seek help from EDGEWATER resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager. You may also contact a member of the EDGEWATER Legal Department in the U.S.A. by calling: 212-732-7184. You may also submit written information regarding the incident to EDGEWATER FOODS International Inc c/o Law Offices of Louis Taubman 225 Broadway, Suite 1200, New York, NY 10007.  Additionally, EDGEWATER has established a Whistleblower Protection Policy and methods of reporting information that may involve a violation of the U.S. securities laws or a fraud against the shareholders of EDGEWATER.

Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.